Exhibit 99.1

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John Hannon to Resign as Member of KeyW's Board of Directors; Shephard Hill Elected to Succeed Hannon

HANOVER, Md., Nov. 09, 2016 (GLOBE NEWSWIRE) -- The KeyW Holding Corporation (NASDQ:KEYW), today announced that John Hannon will resign as a member of its board of directors, effective with the company's quarterly board meeting on Nov. 9, 2016. Shephard (Shep) Hill will succeed him.
"Having served on the board since KeyW's inception in 2008, I'm pleased with the strategic path the company is on," said Hannon. "We've accomplished a great deal in the past eight years, and it's the right time to transition as KeyW prepares for its next phase of growth."
Hill is former president of Boeing International and senior vice president of Business Development and Strategy for The Boeing Company. He also served as company officer, executive council member and vice president of Business Development of Defense, Space and Security at Boeing.
"I look forward to working with Shep," said Bill Weber, KeyW president and CEO. "His hands-on experience in developing and implementing strategies for driving growth and nurturing new business specifically aligns with our plan to expand business in the Intelligence, Cyber and Counterterrorism communities. I want to thank John for his leadership and vision for KeyW's growth. He's been a valuable member of the board and instrumental in building our strong foundation."
"The challenges facing our intelligence, cyber and counterterrorism communities are significant and evolving," said Hill. "KeyW has the team, technology and customer mission focus to provide unique solutions to meet these challenges. I am excited for the opportunity to work with KeyW's excellent executive team and to be part of the company's impressive and accomplished Board of Directors."
Shep will serve as a member of both the Audit and Compensation Committees.
About KeyW
KeyW is a total solutions provider for the Intelligence, Cyber and Counterterrorism Communities' toughest challenges. We support the collection, processing, analysis and dissemination of information across the full spectrum of their missions. We employ and challenge more than 1,000 of the most talented professionals in the industry with solving such complex problems as preventing cyber threats, transforming data into intelligence and combating global terrorism. For more information, visit us at www.keywcorp.com.
Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: statements about our future expectations, plans and prospects; statements regarding  our strategies, plans, and operations; and other statements containing the words "estimates," "believes," "anticipates," "plans," "expects," "will,"

"potential," "opportunities," and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 15, 2016 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KeyW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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